Exhibit 10.37

SEVERANCE PROTECTION AGREEMENT

                             THIS AGREEMENT made as of the 1st day of October 2007, by and between NMS Communications Corporation (the “Company”) and Todd Donahue (the “Executive”).

                             WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat or the occurrence of a Change in Control may result in significant distraction of the Company’s key management personnel because of the uncertainties inherent in such a situation;

                             WHEREAS, the Compensation Committee of the Board has determined that it is essential and in the best interest of the Company and its stockholders for the Company to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure the Executive’s continued dedication and efforts in such event without undue concern for the Executive’s personal financial and employment security; and

                             WHEREAS, in order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event the Executive’s employment is terminated as a result of, or in connection with, a Change in Control (as hereinafter defined).

                             NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

                             1.             Term of Agreement.  This Agreement shall commence as of the date first written above, and shall continue in effect until December 31, 2007 (the “Term”); provided, however, that on December 31, 2007, and on each December 31 thereafter, the Term shall automatically be extended for one (1) year unless either the Executive or the Company shall have given written notice to the other at least sixty (60) days prior thereto that the Term shall not be so extended; provided, further, however, that following the occurrence of a Change in Control, the Term shall not expire prior to the expiration of eighteen (18) months after such occurrence.

                             2.             Termination of Employment.  If, during the Term, the Executive’s employment with the Company and with any Affiliates shall be terminated within eighteen (18) months following a Change in Control, the Executive shall be entitled to the following compensation and benefits:

                                                (a)           If the Executive’s employment with the Company shall be terminated (1) by the Company for Cause or Disability, (2) by reason of the Executive’s death, or (3) by the Executive other than for Good Reason, the Company shall pay to the Executive his Accrued Compensation. The Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefits plans and other applicable programs and practices then in effect.

                                                (b)           If the Executive’s employment with the Company shall be terminated for any reason other than as specified in Section 2(a), the Executive shall be entitled to the following:

                                                                (1)           the Company shall pay the Executive all Accrued Compensation;

                                                                (2)           the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount equal to the sum of (i) the Executive’s Base Amount and (ii) the Executive’s Bonus Amount.

                                                                (3)           for twelve (12) months after the Termination Date, the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization coverages and benefits provided to the Executive immediately prior to the Change in Control or, if greater, the coverages and benefits provided at any time thereafter.  The coverages and benefits (including deductibles and costs) provided in this Section 2(b)(3) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries, than the most favorable of such coverages and benefits referred to above.  The Company’s obligation hereunder with respect to the foregoing coverages and benefits shall be reduced to the extent that the Executive obtains any such coverages and benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce any of the coverages or benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder.  This Section 2(b)(3) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment, including without limitation, retiree medical and life insurance benefits;

                                                (c)           If the Executive’s employment is terminated by the Company without Cause prior to the date of a Change in Control but the Executive reasonably demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”) and who effectuates a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed and which actually occurs, such termination shall be deemed to have occurred after a Change in Control, provided a Change in Control shall actually have occurred.

                            (d) Additional Limitation.

                                                (1)           Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company or an Affiliate to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

                     (A)          If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

                     (B)           If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount.  To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, the Executive shall determine which method shall be followed; provided that if the Executive fails to make such determination within 45 days after the Company has sent the Executive written notice of the need for such reduction, the Company may determine the amount of such reduction in its sole discretion.

                                                (2)           For the purposes of this Section 2(d), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

                                                (3)           The determination as to which of the alternative provisions of Section 2(d)(1) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  For purposes of determining which of the alternative provisions of Section 2(d)(1) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

                                                (e)           The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 2(b)(3).

                                                (f)            The severance pay and benefits provided for in this Section 2 shall be in lieu of any other severance pay to which the Executive may be entitled under the Company’s Severance Procedure or any other plan, agreement or arrangement of the Company or any Affiliate.

                                                (g)           The amounts provided for in Sections 2(a) and 2(b)(1) and (2) shall be paid in a single lum sum cash payment within thirty (30) days after the Executive Termination Date (or earlier, if required by applicable law).

                                                (h)           Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment or benefit that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable or benefit shall be provided prior to the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death, and the initial payment or provision of benefit shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section.  The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

                             3.             Notice of Termination.  Following a Change in Control, any intended termination of the Executive’s employment by the Company shall be communicated by a Notice of Termination from the Company to the Executive, and any intended termination of the Executive’s employment by the Executive for Good Reason shall be communicated by a Notice of Termination from the Executive to the Company.

                             4.             Fees and Expenses.  The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (a) the termination of the Executive’s employment by the Company or by the Executive for Good Reason (including all such fees and expenses, if any, incurred in contesting, defending or disputing the basis for any such termination of employment), (b) the

Executive’s hearing before the Board as contemplated in Section 15.5 of this Agreement or (c) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits.

                             5.             Transfer of Employment.  Notwithstanding any other provision herein to the contrary, the Company shall cease to have any further obligation or liability to the Executive under this Agreement if (a) the Executive’s employment with the Company terminates as a result of the transfer of his employment to any Affiliate, (b) this Agreement is assigned to such other Affiliate, and (c) such other Affiliate expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no assignment had taken place.  Any Affiliate to which this Agreement is so assigned shall be treated as the “Company” for all purposes of this Agreement on or after the date as of which such assignment to the Affiliate, and the Affiliate’s assumption and agreement to so perform this Agreement, becomes effective.

                            6.             Stock Option Acceleration.  Upon any Change of Control, all stock options previously granted by Company to Executive which are then unvested shall become exercisable in full, notwithstanding the vesting schedule applicable to any such stock options.

                             7.             Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including any Notice of Termination) shall be in writing, shall be signed by the Executive if to the Company or by a duly authorized officer of the Company if to the Executive, and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company.  All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

                            8.             Nature of Rights.  The Executive shall have the status of a mere unsecured creditor of the Company with respect to his right to receive any payment under this Agreement.  This Agreement shall constitute a mere promise by the Company to make payments in the future of the benefits provided for herein.  It is the intention of the parties hereto that the arrangements reflected in this Agreement shall be treated as unfunded for tax purposes and, if it should be determined that Title I of ERISA is applicable to this Agreement, for purposes of Title I of ERISA.  Except as provided in Section 2(f), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any Affiliate and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any Affiliate.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any Affiliate shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

                             9.             Settlement of Claims.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Company may have against the Executive or others.

                             10.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.

                             11.           Successors; Binding Agreement.

                                                (a)           This Agreement shall be binding upon and shall inure to the benefit of the Company and its Successors and Assigns.  The Company shall require its Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

                                                (b)           Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

                             12.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of The Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof.  Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Middlesex or Suffolk Counties in The Commonwealth of Massachusetts.

                             13.           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

                             14.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto, with respect to the subject matter hereof.

                             15.           Definitions.

                                             15.1.        Accrued Compensation.  For purposes of this Agreement, “Accrued Compensation” shall mean all amounts of compensation for services rendered to the Company that have been earned or accrued through the Termination Date but that have not been paid as of the Termination Date including (a) base salary, (b) reimbursement for reasonable and necessary business expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, (c) vacation pay and (d) bonuses and incentive compensation; provided, however, that Accrued Compensation shall not include any amounts described in clause (a) or clause (d) that have been deferred pursuant to any salary reduction or deferred compensation elections made by the Executive.

                                             15.2.           Affiliate.  For purposes of this Agreement, “Affiliate” means any entity, directly or indirectly, controlled by, controlling or under common control with the Company or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of the Company, whether by operation of law or otherwise, including by a Change of Control hereunder.

                                             15.3.           Base Amount.  For purposes of this Agreement, “Base Amount” shall mean the Executive’s annual base salary at the rate in effect as of the date of a Change in Control or, if greater, at any time thereafter, determined without regard to any salary reduction or deferred compensation elections made by the Executive.

                                             15.4.           Bonus Amount.  For purposes of this Agreement, “Bonus Amount” shall mean the greater of (a) the target annual bonus payable to the Executive under the Incentive Plan in respect of the fiscal year during which the Termination Date occurs or (b) the highest annual bonus paid or payable under the Incentive Plan in respect of any of the three full fiscal years ended prior to the Termination Date or, if greater, the three (3) full fiscal years ended prior to the Change in Control.

                                             15.5.           Cause.  For purposes of this Agreement, a termination of employment is for “Cause” if the Executive has been convicted of a felony or the termination is evidenced by a resolution adopted in good faith by two-thirds of the Board that the Executive:

                                                                (a)           intentionally and continually failed substantially to perform his reasonably assigned duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness or from the assignment to the Executive of duties that would constitute Good Reason) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform, or

                                                                (b)           intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, however, that no termination of the Executive’s employment shall be for Cause as set forth in this Section 15.5(b) until (1) there shall have been delivered to the Executive a copy of a written notice, signed by a duly authorized officer of the Company, setting forth that the Executive was guilty of the conduct set forth in this Section 15.5(b) and specifying the particulars thereof in detail, and (2) the Executive shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Executive’s counsel if the Executive so desires).

                                                                No act, nor failure to act, on the Executive’s part, shall be considered “intentional” unless the Executive has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that the Executive’s action or failure to act was in the best interest of the Company.  Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination is given to the Company by the Executive shall constitute Cause for purposes of this Agreement.

                                            15.6.            Change in Control.  A “Change in Control” shall mean the occurrence during the term of the Agreement of:

                                                                (a)           the direct or indirect acquisition by any person, entity or group acting in concert of more than 35% of the aggregate voting power of the outstanding securities of the Company having the right to vote at elections of directors;

                                                                (b)           a majority of the board of directors of the Company ceasing to consist of individuals who are members of such board on December 19, 1997 (the “Incumbent Board”); provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this definition, be considered as a member of the Incumbent Board;

                                                                (c)           the disposition by the Company of substantially all its business, other than in connection with a mere change of place of incorporation or similar mere change in form; or

                                                                (d)           a complete liquidation or dissolution of the Company;

provided, however, in determining whether a Change in Control has occurred, voting securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) a Company employee benefit plan (or a trust forming a part thereof) maintained (A) by the Company or (B) by any corporation or other entity of which a majority of its voting power is owned, directly or indirectly, by the Company (a “Subsidiary”) or (ii) the Company or its Subsidiaries.

                                             15.7.           Company.  For purposes of this Agreement, all references to the Company shall include its Successors and Assigns.

                                             15.8.           Disability.  For purposes of this Agreement, “Disability” shall mean a physical or mental infirmity which impairs the Executive’s ability to substantially perform his duties with the Company for six (6) consecutive months, and within the time period set forth in a Notice of Termination given to the Executive (which time period shall not be less than thirty (30) days), the Executive shall not have returned to full-time performance of his duties; provided, however, that if the Company’s long term disability plan, or any successor plan (the “Disability Plan”), is then in effect, the Executive shall not be deemed disabled for purposes of this

Agreement unless the Executive is also eligible for “Total Disability” (as defined in the Disability Plan) benefits (or similar benefits in the event of a successor plan) under the Disability Plan.

                                             15.9.           Good Reason. (a)  For purposes of this Agreement, “Good Reason” shall mean the occurrence after a Change in Control of any of the following events or conditions:

                                                                (1)           a change in the Executive’s status, title, position or responsibilities (including reporting responsibilities) which represents a material adverse change from his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which are inconsistent with his status, title, position or responsibilities and which represent a material adverse change thereto; or any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by the Executive other than for Good Reason;

                                                                (2)           a material reduction in the Executive’s annual base salary below the Base Amount;

                                                                (3)           the relocation of the offices of the Company at which the Executive is principally employed to a location more than twenty-five (25) miles from the location of such offices immediately prior to the Change in Control, or the Company’s requiring the Executive to be based anywhere other than such offices, except to the extent the Executive was not previously assigned to a principal location and except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations at the time of the Change in Control;

                                                                (4)           the failure by the Company to pay to the Executive any material portion of the Executive’s current compensation or to pay to the Executive any material portion of an installment of deferred compensation under any deferred compensation program of the Company in which the Executive participated, within seven (7) days of the date such compensation is due;

                                                                (5)           the failure by the Company to (A) continue in effect (without reduction in benefit level, and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating immediately prior to the Change in Control, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Executive or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) in all material respects to those provided for under each other compensation or employee benefit plan, program and practice in which the Executive was participating immediately prior to the Change in Control;

                                                                (6)           the failure of the Company to obtain from its Successors or Assigns the express assumption and agreement required under Section 10 hereof; or

                                                                (7)           any purported termination of the Executive’s employment by the Company which is not effected pursuant to a Notice of Termination satisfying the terms set forth in the definition of Notice of Termination (and, if applicable, the terms set forth in the definition of Cause).

                                                                (b)           Any event or condition described in Section 15.9(a)(2) through (8) which occurs prior to a Change in Control but which the Executive reasonably demonstrates (A) was at the request of a Third Party or (B) otherwise arose in connection with, or in anticipation of a Change in Control which has been threatened or proposed and which actually occurs, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to a Change in Control.

                                             15.10.         Incentive Plan.  For purposes of this Agreement, “Incentive Plan” shall mean the annual executive incentive plan, maintained by the Company.

                                             15.11.         Notice of Termination.  For purposes of this Agreement, following a Change in Control, “Notice of Termination” shall mean a written notice of termination of the Executive’s employment, signed by the Executive if to the Company or by a duly authorized officer of the Company if to the Executive, which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

                                             15.12.         Successors and Assigns.  For purposes of this Agreement, “Successors and Assigns” shall mean, with respect to the Company, a corporation or other entity acquiring all or substantially all the assets and business of the Company, as the case may be (including a Change of Control under this Agreement), whether by operation of law or otherwise.

                                             15.13.         Termination Date.  For purposes of this Agreement, “Termination Date” shall mean (a) in the case of the Executive’s death, his date of death, (b) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period) and (c) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days, and in the case of a termination for Good Reason shall not be more than sixty (60) days, from the date such Notice of Termination is given); provided, however, that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination in good faith notifies the other party that a dispute exists concerning the basis for the termination, the Termination Date shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by the final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been taken).  Notwithstanding the pendency of any such dispute, the Company shall continue to pay the Executive his Base Amount and continue the Executive as a participant in all compensation, incentive, bonus, pension, profit sharing, medical, hospitalization, dental, life insurance and disability benefit plans in which he was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section whether or not the dispute is resolved in favor of the Company, and the Executive shall not be obligated to repay to the Company any amounts paid or benefits provided pursuant to this sentence.

                             IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers and the Executive has executed this Agreement as of the day and year first above written.

NMS Communications Corporation

	By:	/s/ Robert P. Schechter
Robert P. Schechter
ATTEST:		Chairman, President and CEO

/s/ Dianne Callan
Secretary

/s/ Todd Donahue
Todd Donahue EXECUTIVE